Exhibit 10.1

Information Concerning Executive Compensation

On January 13, 2010, the Compensation Committee of HomeFed Corporation (the “Company”) approved annual salary increases (effective January 1, 2010) and discretionary 2009 cash bonuses for each of the Company’s executive officers who were included as named executive officers in the Company's 2009 proxy statement.

Name and Title	Base Salary in 2010	Bonus Award for 20091

Paul J. Borden President and Chief Executive Officer	$271,317	$208,411	2

Curt R. Noland Vice President	$175,579	$155,114

Erin N. Ruhe Vice President, Treasurer and Controller	$142,055	$129,138

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1. Includes a holiday bonus paid to each of the named executive officers based on a percentage of salary of $7,902 for Mr. Borden, $5,114 for Mr. Noland and $4,138 for Ms. Ruhe.
2. Includes a gross-up bonus of  $50,509 for Mr. Borden as reimbursement for taxes payable on travel, commuting and lodging expenses.